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                                                                EXHIBIT 23.2



                        INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Cayenne Software, Inc. on Form S-3 of our report dated February 2, 1996 (relating to the consolidated financial statements of Cadre Technologies Inc. and its subsidiaries, which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about Cadre Technologies Inc.'s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Cayenne Software, Inc. for the transition period ended December 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




Deloitte & Touche LLP
Boston, MA

March 28, 1997